Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 16, 2009, with respect to the consolidated financial statements of Xenos Group Inc. as at and for the years ended September 30, 2009 and 2008, included in a Form 8K filed by Actuate Corporation on October 12, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Actuate Corporation on Forms S-3 (Nos. 333-67220 and 333-34410) and on Forms S-8 (333-164702, 333- 159904, 333-151004, 333-143235, 333-134140, 333- 124546, 333-113545, 333-104101, 333-84582, 333-62600, 333-56906, 333-33720, 333-73015, 333-59959, and 333-167748).

/s/ Grant Thornton LLP

Markham, Canada

October 12, 2010